Williams Controls Announces Results for Fiscal Year 2008

PORTLAND, OR -- 12/09/2008 -- Williams Controls, Inc. (the "Company") (NASDAQ: WMCO) today announced results for its 2008 fourth quarter and year ended September 30, 2008.

Net sales for the quarter were $17,188,000, up 5.1% from the $16,351,000 reported in the fourth quarter of 2007. Net sales for the full year ended September 30, 2008, declined 4.6% to $65,781,000 from $68,924,000, in fiscal 2007. Net income in the fourth quarter of fiscal 2008 was $1,997,000, or $0.26 per diluted share, a 31.7% increase over net income of $1,516,000, or $0.20 per diluted share, for the corresponding quarter in 2007. For the year ended September 30, 2008, net income was $7,830,000, or $1.01 per diluted share, compared to net income of $7,937,000, or $1.03 per diluted share, for the year ended September 30, 2007.

Quarter over quarter sales to Asian heavy truck customers were up 38% compared to the prior year, and up 51% on a year over year basis. Sales to European customers were also higher, increasing approximately 9% on a quarter over quarter basis and 8% on a year over year basis. NAFTA truck sales continued to be weak, down 11% over last year's fourth quarter and down 34% when compared to fiscal 2007.

Operating income increased 22.5% in the fourth quarter to $3,069,000, compared to $2,506,000 for the corresponding quarter in 2007. For the full year, operating income declined 1.5% to $11,651,000, dropping from $11,829,000 on 4.6% lower sales for the year.

Sales to NAFTA customers have been weak for most of fiscal 2008 as a result of higher energy prices, lower economic activity and a depressed housing market, which have combined to reduce demand for new trucks and off-road equipment. Beginning late in the fourth fiscal quarter, the Company also began to experience lower order intake as customers worldwide began adjusting production schedules in response to declining economic activity. This reduction in order volume has continued across all markets, accelerating in the first quarter of fiscal 2009 due to tighter credit and weaker consumer spending worldwide. With sales in the first fiscal quarter traditionally at their lowest of the year, we expect the weaker economic environment and related order reductions to further reduce sales for the first quarter to approximately $12 million from $15 million in the first quarter of fiscal 2008. We expect net income to be at break-even levels.

"Strong gains in Asia and Europe were largely offset by a very difficult NAFTA truck market in fiscal 2008," said Patrick W. Cavanagh, President and Chief Executive Officer Williams Controls. "While the declining economic conditions are having a significant impact on our markets worldwide, we have adequate cash, no significant debt, and are strategically well positioned in the markets we serve," said Cavanagh. "We expect to experience lower sales and profitability as the economy continues to struggle, however, we will continue to focus on expanding our customer base and product offerings to accelerate growth when the economy eventually recovers."

Williams Controls will hold an investor conference call at 4:15 Eastern Time on Tuesday, December 9, 2008 to provide an overview of the fourth quarter and fiscal 2008 financial performance and business highlights. You are invited to listen to the conference call by dialing 1-888-665-2348 (domestic) or 1-706-643-4013 (international). Participants should call prior to the start time to allow for registration. The conference access code is 72994210. An audio replay will be available by telephone through December 31, 2008. The telephone number to access the replay is 1-800-642-1687 (domestic) and 1-706-645-9291 (international). The access code will be 72994210.

ABOUT WILLIAMS CONTROLS

Williams Controls is a leading global designer and manufacturer of Electronic Throttle Control Systems ("ETCs") for the heavy truck, bus and off-road markets. Williams Controls is headquartered in Portland, Oregon and employs more than 200 people worldwide at locations in North America, Europe, and Asia. For more information, visit Williams Controls' website at www.wmco.com.

The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward-looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company, economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

                          Williams Controls, Inc.
        Unaudited Condensed Consolidated Statements of Operations
        (Dollars in thousands, except share and per share amounts)

                                  Three      Three
                                  month      month
                                  period     period     Year       Year
                                  ended      ended      ended      ended
                                 9/30/08    9/30/07    9/30/08    9/30/07
                                ---------  ---------  ---------  ---------
Net sales                       $  17,188  $  16,351  $  65,781  $  68,924
Cost of sales                      11,052     10,712     42,960     45,152
Gross profit                        6,136      5,639     22,821     23,772
Research and development
 expense                            1,010        681      4,015      3,145
Selling expense                       689        510      2,727      2,163
Administration expense              1,420      1,849      5,500      5,898
Gain from settlement of
 environmental claims                 (52)         -     (1,072)         -
Realignment of operations               -         93          -        737
Operating income                    3,069      2,506     11,651     11,829
Interest income                       (20)       (41)       (64)      (136)
Interest expense                        5        216        140        868
Other income, net                       -       (135)      (205)    (1,147)
Income before income taxes          3,084      2,466     11,780     12,244
Income tax expense                  1,087        950      3,950      4,307
Net income                      $   1,997  $   1,516  $   7,830  $   7,937
Earnings per share information:
Basic -
Net income per common share     $    0.27  $    0.20  $    1.04  $    1.06
Weighted average shares used in
 per share calculation - basic  7,534,384  7,487,904  7,522,885  7,467,161
Diluted -
Net income per common share     $    0.26  $    0.20  $    1.01  $    1.03
Weighted average shares used in
 per share calculation -
 diluted                        7,722,416  7,751,216  7,747,920  7,739,627

                          Williams Controls, Inc.
              Unaudited Condensed Consolidated Balance Sheets
                          (Dollars in thousands)

                                                September 30, September 30,
                                                    2008          2007
                                                ------------  ------------
                    Assets
Current Assets:
   Cash and cash equivalents                    $      9,060  $      1,621
   Short-term investments                                263             -
   Trade accounts receivable, net                     10,438         8,054
   Other accounts receivable                             835         1,656
   Inventories                                         8,215         9,152
   Deferred income taxes                                 428           486
   Prepaid expenses and other current assets             301           297
      Total current assets                            29,540        21,266

Property, plant and equipment, net                     9,096         8,953
Deferred income taxes                                  1,446         1,461
Other assets, net                                        526           623
      Total assets                              $     40,608  $     32,303

       Liabilities and Stockholders' Equity
Current Liabilities:
   Accounts payable                             $      4,784  $      3,811
   Accrued expenses                                    5,224         4,983
   Current portion of employee benefit
    obligations                                          285           288
   Current portion of long-term debt                       -         1,000
      Total current liabilities                       10,293        10,082

Long-term Liabilities:
   Long-term debt                                          -             -
   Employee benefit obligations                        4,322         4,803
   Other long-term liabilities                           345           249

Stockholders' Equity:
   Preferred stock (Series C)                              -             -
   Common stock                                           75            75
   Additional paid-in capital                         35,744        34,899
   Accumulated deficit                                (4,729)      (12,477)
   Treasury stock                                       (377)         (377)
   Accumulated other comprehensive loss               (5,065)       (4,951)
      Total stockholders' equity                      25,648        17,169
      Total liabilities and stockholders'
       equity                                   $     40,608  $     32,303

Contact:
Mike Rusk
Financial Controller
Telephone:  (503) 684-8600